UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2017

YIELD10 BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-33133	04-3158289
(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way, Woburn, Massachusetts	01801
(Address of Principal Executive Offices)	(Zip Code)

(617) 583-1700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2017, the Company reported stockholders’ equity of $2,241,000 which is not in compliance with Nasdaq Marketplace Rule 5550(b)(1). This Rule requires listed companies to have a minimum stockholders’ equity of $2.5 million (the “Nasdaq Equity Requirement”). Subsequent to the end of the quarter ended June 30, 2017, on July 7, 2017, the Company completed an offering of its securities with net proceeds to the Company of approximately $2.0 million (the “Offering”). As a result of the receipt of the proceeds from the Offering, the Company believes that, as of the date of the filing of this Current Report on Form 8-K, it is in compliance with the Nasdaq Equity Requirement.

No assurance can be given that the Company will continue to satisfy the Nasdaq Equity Requirement or other applicable Nasdaq rules. Failure to maintain compliance with the Nasdaq continued listing requirements could lead to our common stock being delisted from the Nasdaq Capital Market. Such a delisting could have a material adverse effect on our stock price, trading volume and access to capital and could materially harm our business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YIELD10 BIOSCIENCE, INC.

Date: August 17, 2017	By:	/s/ Oliver P. Peoples
Oliver P. Peoples, Ph.D.
President and Chief Executive Officer